Exhibit (n)(2)

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Bain Capital Specialty Finance, Inc.

        We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the statements of assets and liabilities, including the schedule of investments, of Bain Capital Specialty Finance, Inc. and its subsidiary as of December 31, 2017 and 2016, and the related statements of operations, changes in net assets and cash flows for each of the two years in the period ended December 31, 2017 and for the period from October 5, 2015 (inception) to December 31, 2015, and in our report dated March 16, 2018, we expressed an unqualified opinion thereon. In our opinion, the information set forth in the senior securities table of Bain Capital Specialty Finance, Inc. and its subsidiary as of December 31, 2017 and 2016, appearing on page 111 of this registration statement on Form N-2, is fairly stated, in all material respects, in relation to the financial statements from which it has been derived.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
March 16, 2018